Exhibit 21.1

List of subsidiaries of the Company

Name of Subsidiary	State or Jurisdiction of Incorporation
Stockgroup Media Inc.	British Columbia
Stockgroup Systems Ltd.	Nevada
Stockgroup.com (Bahamas) Ltd.	Bahamas
Stockgroup.com International Inc.	Bahamas
579818 B.C. Ltd.	British Columbia
Stockgroup Systems (UK) Limited	United Kingdom
Aether Systems (UK) Limited	United Kingdom
Stockgroup Systems (Benelux) B.V.	The Netherlands
Stockgroup Systems (Spain), S.A.	Spain

Stockhouse Inc. owns 100% of the issued and outstanding voting common shares of 579818 B.C. Ltd., which is an intermediary holding company with no activity and which wholly owns Stockgroup Media Inc., a British Columbia corporation. Stockgroup Media Inc. is our Canadian operating company, and is the company where significantly all of our current operations reside. During the year ended December 31, 2008 Stockgroup Media Inc. sold its 50% interest in Stockscores Analytics Corp., a British Columbia corporation with no activity and no material impact on us. In addition, we wholly own Stockgroup Systems Ltd., a Nevada Corporation, which is our U.S. operating company, which is where our U.S. operations reside.

As part of our acquisition of the Mobile Finance Division (“MFD”) of TeleCommunications Systems, Inc (“TCS”) in January 2007, we acquired four European entities (TeleCommunications Systems Limited, Aether Systems (UK) Limited, TeleCommunications Systems Benelux BV and TeleCommunications Systems Iberian SA). We wholly own the successor companies to these entities, i.e., Stockgroup Systems (UK) Limited, which in turn owns 100% of Aether Systems (UK) Limited, Stockgroup Systems (Benelux) B.V. and Stockgroup Systems (Spain), S.A. Our European operations relating to the MFD business acquired from TCS by Stockhouse reside in these companies.

Effective January 14, 2007, Stockgroup Australia Pty Ltd, an Australia Corporation, was deregistered. Effective August 31, 2002, Stockgroup.com (Bahamas) Ltd. and Stockgroup.com International Inc. were struck from record. While they have not been deregistered they have no net assets at December 31, 2008.